Exhibit 5.1

March 16, 2015 Omeros Corporation The Omeros Building 201 Elliott Avenue West Seattle, Washington 98119
Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I have examined the registration statement on Form S-8 (the “Registration Statement”) to be filed by Omeros Corporation, a Washington corporation (“Omeros”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 1,709,273 shares of Omeros Common Stock, par value $0.01 per share (the “Shares”), reserved for issuance under the 2008 Equity Incentive Plan (the “Plan”).

As legal counsel to Omeros, I have reviewed such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.

In rendering this opinion, I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources I believe to be responsible.

Based upon the foregoing, it is my opinion that the Shares have been duly authorized and, when issued and sold in the manner referred to in the Plan, will be validly issued, fully paid and nonassessable.

I am a member of the bar of the State of Washington. I do not express any opinion herein on any laws other than the Washington Business Corporation Act, applicable provisions of the Washington State Constitution and reported judicial decisions interpreting these laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration

March 16, 2015

Statement, and further consent to the reference to my name under the heading Interests of Named Experts and Counsel in the Registration Statement and any amendments thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mark A. Metcalf

Mark A. Metcalf

Associate General Counsel and

Assistant Secretary